Exhibit 23(b)

                          INDEPENDENT AUDITORS CONSENT

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Superconductive Components, Inc. 1995 Stock Option Plan of our report dated March 7, 2001 relating to the balance sheet of Superconductive Components, Inc. as of December 31, 2000, and the related statements of operations, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-KSB of Superconductive Components, Inc.


                                        /s/Hausser + Taylor LLP


Columbus, Ohio
August 7, 2001